                                                                      Exhibit 15

                                                         [ARTHUR ANDERSEN LOGO]



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Education Management Corporation and Subsidiaries

We have reviewed the accompanying condensed consolidated balance sheets of Education Management Corporation (a Pennsylvania corporation) and Subsidiaries as of December 31, 1999 and 1998, the related condensed consolidated statements of income for the three and six-month periods ended December 31, 1999 and 1998 and the condensed consolidated statements of cash flow for the six-month periods ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of the interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Education Management Corporation and Subsidiaries as of June 30, 1999 (not presented herein), and, in our report dated July 28, 1999, we expressed an unqualified opinion on that statement.
In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet form which it has been derived.


                                             /s/ ARTHUR ANDERSEN


Pittsburgh, Pennsylvania
January 25, 2000